Exhibit 99.1

BOQI International Medical Announces Closing of the Acquisition of Chaohu Zhongshan Minimally Invasive Hospital

New York, Feb. 09, 2021 (GLOBE NEWSWIRE) -- BOQI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”) today announced that it had completed the acquisition of Chaohu Zhongshan Minimally Invasive Hospital (“Zhongshan Hospital”).

Pursuant to the acquisition agreement, the aggregate purchase price for the Zhongshan Hospital Shares was approximately $18,348,623 (RMB 120,000,000). The closing consideration of approximately US$6,116,207 (RMB 40,000,000) in cash was paid at closing and 2,000,000 shares of common stock of BIMI valued at approximately US$6,116,207 (RMB 40,000,000) will be delivered within 90 days of the closing. The balance of the purchase price in the amount of approximately US$6,116,207 (RMB 40,000,000) is subject to post-closing adjustments based on the performance of Zhongshan Hospital in 2021 and 2022.

“The acquisition of Zhongshan Hospital lays a solid foundation to establish a nationwide obstetrics and gynecology hospital chain,” said Mr. Tiewei Song, Chief Executive Officer and President of BOQI International Medical Inc. “Our companies share a similar focus on gynecology, especially high-end diagnostics equipment and surgical instruments.  We aim to offer our customers a broad selection of products and services in the OB/GYN area. We welcome the team of Zhongshan Hospital to the BIMI family and believe that this acquisition will create greater value for both customers and shareholders.”

About BOQI International Medical Inc.

BOQI International Medical Inc. (formerly known as NF Energy Saving Corporation) (NASDAQ: BIMI) was founded in 2006. In February 2019, the Board of Directors of the company was reorganized with a focus on the health industry. The Company is now exclusively a healthcare products provider, offering a broad range of healthcare products and related services. For more information about BOQI International Medical, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of the Coronavirus (COVID-19), the demand for the Company’s products and the Company’s customers’ economic condition, risk of operations in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission. Investors are urged to read the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020 for further information about the Company’s financial results, liquidity and capital resources.

IR Contact:
Dragon Gate Investment Partners LLC
Tel: +1(646)-801-2803
Email: BIMI@dgipl.com